AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT
BETWEEN GPS FUNDS I AND
ASSETMARK, INC.

This Amendment is effective as of April 1, 2021, by and between GPS Funds I, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A below (each, a “Fund” and collectively, the “Funds”), and AssetMark, Inc., a California corporation (the “Advisor”).

WHEREAS, the parties entered into an Expense Limitation Agreement (the “Agreement”) dated April 1, 2018; and

WHEREAS, the parties now wish to amend the Agreement by amending Schedule A thereof to reflect the liquidation of the GuideMark® Tax-Exempt Fixed Income Fund, a series of the Trust, and a reduction of the expense limit for the Service Class shares of the remaining funds, effective April 1, 2021;

NOW, THEREFORE, the parties agree as follows:

1.Schedule A to the Agreement is hereby deleted and replaced with the following:

SCHEDULE A

Fund

Class    Expense Limit*

Original Effective Date

Original Termination Date

GuideMark® Large Cap Core Fund	Service	0.99%	April 1, 2021	July 31, 2022
GuideMark® Emerging Markets Fund	Service	1.40%	April 1, 2021	July 31, 2022
GuideMark® Small/Mid Cap Core Fund	Service	1.20%	April 1, 2021	July 31, 2022
GuideMark® World Ex-US Fund	Service	1.14%	April 1, 2021	July 31, 2022
GuideMark® Core Fixed Income Fund	Service	0.94	April 1, 2021	July 31, 2022

GuideMark® Large Cap Core Fund	Institutional	0.64%	April 1, 2018	July 31, 2019
GuideMark® Emerging Markets Fund	Institutional	1.05%	April 1, 2018	July 31, 2019
GuideMark® Small/Mid Cap Core Fund	Institutional	0.85%	April 1, 2018	July 31, 2019
GuideMark® World Ex-US Fund	Institutional	0.79%	April 1, 2018	July 31, 2019
GuideMark® Core Fixed Income Fund	Institutional	0.59%	April 1, 2018	July 31, 2019

*As an annual percentage of the Fund’s average daily net assets.

2.Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ASSETMARK, INC.		GPS FUNDS I
By:	/s/ Carrie Hansen	By:	/s/ Carrie Hansen
Name & Title:	Carrie Hansen, COO and EVP	Name & Title:	Carrie Hansen, President